UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENERAL CANNABIS CORP.

(Exact name of registrant as specified in its charter)

Colorado	90-1072649
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6565 E. Evans Avenue

Denver, CO 80224

(Address of principal executive offices) (Zip Code)

2014 Equity Incentive Plan

(Full title of the plan)

Telephone number: (303) 759-1300

(Name, address, including zip code, and telephone number

Including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq.

Arthur S. Marcus, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY 10006

Tel: 212 930-9700

Fax 212 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Total Shares To Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	10,000,000 (1)	$1.31 (2)	$13,100,000.00	$1319.17

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Company’s 2014 Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, using the last sale price reported on the OTCQB on April 21, 2016.

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EXPLANATORY STATEMENT

This registration statement on Form S-8 (the “Registration Statement”) relates to 10,000,000 shares of common stock of General Cannabis Corp. (the “Registrant,” the “Company,” “we,” “us” or “our”), $0.001 par value per share (the “Common Stock”), which are issuable pursuant to, or upon exercise of, options that have been granted or may be granted under our 2014 Equity Incentive Plan (the “2014 Plan”). Under the 2014 Plan, a total of 10,000,000 shares of Common Stock have been reserved for issuance upon the grant and exercise of options to “Employees” (defined under the 2014 Plan as employees of the Company, our parent and subsidiaries, who are not also directors thereof), and/or to non-“Employees”/Consultants as the administrator of the 2014 Plan shall elect.

This Registration Statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3, which may be utilized for reofferings and resales on a continuous or a delayed basis in the future related to the following.

•

Up to 625,000 shares of Common Stock upon exercise of options granted under the 2014 Plan to Robert Frichtel, our Chief Executive Officer. We do not know if he will use this reoffer prospectus in connection with the offer or sale of any shares of Common Stock, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such selling stockholder may resell all, a portion, or none of the shares that he may acquire upon exercise of options granted pursuant to the 2014 Plan.

•

Up to 600,000 shares of Common Stock upon exercise of options granted under the 2014 Plan to Michael Feinsod, our Chairman of the Board of Directors. We do not know if he will use this reoffer prospectus in connection with the offer or sale of any shares of Common Stock, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such selling stockholder may resell all, a portion, or none of the shares that he may acquire upon exercise of options granted pursuant to the 2014 Plan.

•

Up to 350,000 shares of Common Stock upon exercise of options granted under the 2014 Plan to Peter Boockvar, a director of the Company. We do not know if he will use this reoffer prospectus in connection with the offer or sale of any shares of Common Stock, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such selling stockholder may resell all, a portion, or none of the shares that he may acquire upon exercise of options granted pursuant to the 2014 Plan.

•

Up to 1,403,150 shares of Common Stock upon exercise of options granted under the 2014 Plan to non-affiliates. We do not know if such persons will use this reoffer prospectus in connection with the offer or sale of any shares of Common Stock, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such selling stockholders may resell all, a portion, or none of the shares that they may acquire upon exercise of options granted pursuant to the 2014 Plan.

The reoffer prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC” or the “Commission”). Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to herein are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the 2014 Plan, as specified in Rule 428(b)(1)(i) promulgated by the Commission under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

General Cannabis Corp.

6565 E. Evans Avenue

Denver, CO 80224

(303) 759-1300

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REOFFER PROSPECTUS

10,000,000

Shares of Common Stock

This Prospectus relates to 10,000,000 shares of our common stock, $0.001 par value per share (the “Common Stock”) for resale from time to time by certain stockholders (the “Selling Stockholders”) of the Company named herein or by prospectus supplement for their own account and on a continuous or delayed basis, to the public without restriction. Each Selling Stockholder that sells shares of our Common Stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders identified herein will acquire the shares pursuant to options granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and may resell all, a portion, or none of the shares of Common Stock from time to time.

You should carefully read this Prospectus together with the documents we incorporate by reference before you invest in our Common Stock.

Our Common Stock is traded on the OTCQB under the symbol “CANN”. On April 21, 2016 the closing price of our Common Stock was $1.31.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” OF THIS PROSPECTUS BEFORE INVESTING.

You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not, and the Selling Stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, General Cannabis Corp., or the shares of Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this Prospectus is accurate only as of the date on the front cover of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This Prospectus is not an offer to sell any securities other than the shares of Common Stock offered hereby. This Prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April 25, 2016

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this Prospectus. We encourage you read the entire Prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this Prospectus, the words "anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this Prospectus. Subject at all times to relevant securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY

General

This summary highlights selected information about us, but may not contain all information that may be important to you. The following summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this Prospectus. Before making your investment decision, you should carefully read this entire Prospectus, any applicable Prospectus supplement, and the documents referred to in the following sections “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

As used in this Prospectus, references to “the Company”, “we”, “our”, “ours” and “us” refer to General Cannabis Corp. and consolidated subsidiaries, unless otherwise indicated. In addition, references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

We prepare our financial statements in United States dollars and in accordance with generally accepted accounting principles as applied in the United States, referred to as U.S. GAAP. In this Prospectus, references to “$” and “dollars” are to United States dollars.

Background

General Cannabis Corp.

General Cannabis Corp was incorporated on June 3, 2013.  Promap Corporation (“Promap”), our predecessor company, was incorporated in the State of Colorado on November 12, 1987. Promap originally operated as an independent geographic information system (“GIS”) and custom draft energy mapping company providing hard copy and digital format oil and gas production maps for the oil and gas industry in the United States and Canada. Prior to December 2013, most of our sales were to a company controlled by our former Chief Executive Officer.  On December 31, 2013, we sold our oil and gas mapping business to our former Chief Executive Officer in consideration for his agreement to assume all liabilities associated with the mapping business.

On August 14, 2013, Promap acquired 94% of the issued and outstanding share capital of Advanced Cannabis Solutions, Inc. (“ACSI”), a private Colorado Corporation, in exchange for 12,400,000 shares of its common stock (the “Share Exchange Agreement”). On November 9, 2013, we acquired the remaining 6% of the share capital of ACSI. On October 1, 2013, we changed our name from Promap Corporation to Advanced Cannabis Solutions, Inc. On June 17, 2015, we changed our name from Advanced Cannabis Solutions, Inc. to General Cannabis Corp.  We completed a change in trading symbol to CANN (OTCQB).

Our Organizational Structure

We have five wholly-owned subsidiaries:, (a) ACS Colorado Corp., a Colorado corporation formed in 2013; (b) Advanced Cannabis Solutions Corporation, a Colorado corporation formed in 2013; (c) 6565 E. Evans Owner LLC, a Colorado limited liability company formed in 2014; (d) General Cannabis Capital Corporation, a Colorado corporation formed in 2015; and (e) GC Security LLC, a Colorado limited liability company formed in 2015.  Advanced Cannabis Solutions Corporation has one wholly-owned subsidiary company, ACS Corp., which was formed in Colorado on June 6, 2013.

Our Products, Services and Customers

We operate in a rapidly evolving and highly regulated industry that, as has been estimated by some, will exceed $30 billion by the year 2020.  We have been and will continue to be aggressive in executing acquisitions and other opportunities that we believe will benefit us in the long-term.

Through our reporting segments (Finance and Real Estate, Wholesale Supply, Security, and Consulting) we provide products and services to the regulated cannabis industry, which include the following:

Security and Cash Management Services

In March 2015, we acquired substantially all of the assets of Iron Protection Group, LLC, a Colorado limited liability company, and will continue to do business as “Iron Protection Group.” Iron Protection Group provides advanced security, including on-site professionals, video surveillance and cash transport, to licensed cannabis cultivators and retail shops. As of December 31, 2015, Iron Protection Group has approximately 80 guards who serve 14 clients throughout Colorado.

Marketing and Products

In September 2015, we acquired substantially all of the assets of Chiefton Supply Co., and established a dba of Chiefton Supply Co., incorporated in Colorado (“Chiefton”).  Chiefton is an apparel and design company.  We design, distribute and sell apparel featuring graphic designs.  Our apparel is purchased and screen printed by third parties, for which there are numerous suppliers.  Chiefton also provides high-level design and branding services to various clients, from grow stores and dispensaries to wholesale cannabis companies.  Chiefton has built a name for themselves through innovative cannabis graphic design and branding. Initially focusing on the development of their apparel line, they realized the opportunity to provide similar services to fellow organizations within the industry.

Our wholesale supply business, GC Supply, is a reseller of supplies to the cannabis market. GC Supply works with industry leaders and innovators to deliver high-quality products that are compliant with applicable regulations and with a focus on products that are manufactured in the United States.   GC Supply operates out of a leased, 1,800 square-foot warehouse located in Colorado Springs, Colorado.

Consulting and Advisory

Through Next Big Crop, we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, logistical support, facility design and building services.  Our business plan is based on the future growth of the regulated cannabis market in the United States. We will provide general advisory services for business development, facilities design and construction, cultivation and retail operations, marketing and the improvement and expansion of existing operations.

Finance and Real Estate

Real Estate Leasing

Our real estate leasing business primarily includes the acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities will range in size from 5,000 to 50,000 square feet. These facilities will only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants will provide certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

As of the date of this report, we owned one cultivation property that is located in a suburb of Pueblo, Colorado (the “Pueblo West Property”). The property consists of approximately three acres of land, which currently includes a 5,000 square foot steel building, and parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022.  We are evaluating strategic options for this property.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Avenue, Denver, Colorado 80224, which has been branded as The Greenhouse (“The Greenhouse”).  The building is a 16,056 square-foot facility, which will be converted to serve as the largest shared workspace for entrepreneurs, professionals and others serving the cannabis industry.  Clients will be able to lease space to use as offices, meeting rooms, lecture, educational and networking facilities, and individual workstations.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design.  The banking space includes a vault with safety deposit boxes, three drive through teller windows and five secure teller windows inside.

We plan to continue to acquire commercial real estate and lease office space to participants in the cannabis industry. These participants include media, internet, packaging, lighting, cultivation supplies, and financial services. In exchange for certain services that may be provided to these tenants, we expect to receive rental income in the form of cash. In certain cases, we may acquire equity interests or provide debt capital to these businesses.

Industry Finance and Equipment Leasing Services

We lease cultivation equipment and facilities to customers in the cannabis industry. We expect we will enter into sale lease-back transactions of grow lights, tenant improvements and other grow equipment. Since Colorado State law does not allow entities operating under a cannabis license to pledge the assets or the license of the cannabis operation for any type of general borrowing activity, we intend to provide loans to individuals and businesses in the cannabis industry on an unsecured basis.  Equipment will only be leased to tenants that possess the requisite state licenses to operate such facilities. The leases with the tenants will provide certain requirements that permit us to continually evaluate its tenants’ compliance with applicable laws and regulations.

We are exploring lending opportunities in Oregon, Washington, Colorado, and Arizona. Our finance strategy will include making direct term loans and providing revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products.  These loans will generally be secured to the maximum extent permitted by law.  We believe there is a significant demand for this financing.  We are pursuing other finance services including customized finance, capital formation, and banking, for participants in the cannabis industry.

On November 4, 2015, we entered into an agreement (the “DB Option Agreement”) with Infinity Capital West LLC (“Infinity West”), a related party.  Pursuant to the DB Option Agreement, Infinity West granted us a six month option (the “DB Option”) to purchase all of its interest in DB Products Arizona, LLC (“DB”) at Infinity West’s actual cost, plus $1.00, or $600,001. The interests for which the option has been granted are Infinity West’s 50% equity interest in the membership interests of DB, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB in favor of Infinity West for up to $600,000.  DB is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis Dixie Elixirs and Edible products in Arizona.  DB expects to begin sales in 2016.  On April 1, 2016 we entered into an Agreement with Infinity West to extend the DB Option by six months in consideration for a the issuance of a warrant to Infinity West to purchase One Hundred Thousand (100,000) shares of the Company’s common stock (the “Warrant”). The Warrant is exercisable at $0.67 per share. We have no obligation to exercise the DB Option.

Competitive Strengths

We believe we possess certain competitive strengths and advantages in the industries which we operate:

Range of Services:  We are able to leverage our breadth of services and resources to deliver a comprehensive, integrated solution to companies in the cannabis industry – from operational and compliance consulting to security and marketing to financing needs.

Strategic Alliances. We are dedicated to rapid growth through acquisitions, partnerships and agreements that will enable us to enter and expand into new markets. Our strategy in pursuing these alliances are based on the target’s ability to generate positive cash flow, effectively meet customer needs, and supply desirable products, services or technologies, among other considerations. We anticipate that strategic alliances will play a significant role as more states pass legislation permitting the cultivation and sale of hemp and cannabis.

Industry’s Access to Capital. In February 2014, the Treasury Department issued guidelines for financial institutions dealing with cannabis-related businesses, (see “FinCEN” under “Federal Regulations and Our Business” of this document). In March 2015, legislation was introduced in the U.S. Senate proposing to change federal law such that states could regulate medical use of cannabis without risk of federal prosecution. A key component of the proposed Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) is to reclassify cannabis under the Controlled Substances Act to Schedule II, thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. Many banks and traditional financial institutions refuse to provide financial services to cannabis-related business. We plan to provide finance and leasing solutions to market participants using the FinCEN guidelines as a primary guide for compliance with federal law.

Regulatory Compliance. The state laws regulating the cannabis industry are changing at a rapid pace. Currently, there are twenty-three U.S. states and the District of Columbia that have created a legislative body to manage the medical cannabis industry. There are also four states that have allowed recreational use. In Colorado and Washington states, cannabis is heavily regulated. It is a critical component of our business plan both to ensure that all aspects of our operations are in compliance with all laws, policies, guidance and regulations to which we are subject and to provide an opportunity to our customers and allies to use our services to ensure that they, too, are in full compliance.

Industry Breadth. We continue to create, share and leverage information and experiences with the purpose of creating awareness and identifying opportunities to increase shareholder value. Our management team has extensive knowledge of the cannabis industry and closely monitors changes in legislation. We work with partners who enhance our industry breadth.

Market Conditions

In Colorado, the cannabis market was expanded in January 2014 to permit “recreational use”. Generally, this means adults over the age of twenty-one, including visitors from other states, can purchase cannabis from licensed retailers, subject to certain daily limits. Voters in the states of Washington, Oregon and Alaska have approved ballot measures to legalize cannabis for adult recreational use.

According to the Colorado Department of Revenue, Colorado’s cannabis industry reported the following estimated monthly cannabis sales during 2015:

	Estimated Sales
	Medical	Recreational	Total
January	$27,096,276	$35,263,000	$62,359,276
February	28,297,759	37,897,034	66,194,793
March	30,868,724	41,307,172	72,175,896
April	30,869,138	40,995,724	71,864,862
May	31,326,069	41,109,138	72,435,207
June	34,072,690	48,510,414	82,583,104
July	38,500,517	54,560,069	93,060,586
August	40,038,931	57,240,414	97,279,345
September	37,014,759	54,574,448	91,589,207
October	30,332,517	47,476,897	77,809,414
November	28,622,207	49,360,655	77,982,862
December	37,835,414	60,140,724	97,976,138
Total	$394,875,001	$568,435,690	$963,310,691

Competition

Currently, there are a number of other companies that provide similar products and/or services, such as direct finance, leasing of real estate, including shared workspace, warehouse sales, and consulting services to the cannabis industry. In the future we fully expect that other companies will recognize the value of ancillary businesses serving the cannabis industry and enter into the marketplace as competitors.

The cannabis industry in the United States is highly fragmented, rapidly expanding and evolving. The industry is characterized by new and potentially disruptive or conflicting legislation propounded on a state-by-state basis. Our competitors may be local or international enterprises and may have financial, technical, sales, marketing and other resources greater than ours. These companies may also compete with us in recruiting and retaining qualified personnel and consultants.

Our competitive position will depend on our ability to attract and retain qualified underwriters and loan managers, consultants and advisors with industry depth, and talented managerial, operational and other personnel. Our competitive position will also depend on our ability to develop and acquire effective proprietary products and solutions, personal relationships of our executive officers and directors, and our ability to secure adequate capital resources. We compete to attract and retain customers of our services. We expect to compete in this area on the basis of price, regulatory compliance, vendor relationships, usefulness, availability, and ease of use of our services.

Government and Industry Regulation

Cannabis is currently a Schedule I controlled substance and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized, its use, possession, or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the Controlled Substances Act in Colorado with respect to cannabis, persons that are charged with distributing, possessing with intent to distribute, or growing cannabis could be subject to fines and / or terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

As of the date of this filing, 23 states and the District of Columbia allow their residents to use medical cannabis. Voters in the states of Colorado, Washington, Oregon and Alaska have approved ballot measures to legalize cannabis for adult recreational use. The state laws are in conflict with the federal Controlled Substances Act (the “CSA”), which makes cannabis use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. In March 2015, legislation was introduced in the U.S. Senate proposing to change federal law such that states could regulate medical use of cannabis without risk of prosecution. A key component of the proposed Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) is to reclassify cannabis under the Controlled Substances Act to Schedule II, thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. There is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, any new administration could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal government.

As of the date of this filing, we have provided products and services to state-approved cannabis cultivators and dispensary facilities. We do not grow or distribute cannabis. However, our providing ancillary products and services to state-approved cannabis cultivators and dispensary facilities could be deemed to be aiding and abetting illegal activities, a violation of federal law. We intend to remain within the guidelines outlined in the Cole Memo (see “The Cole Memo”), however, we cannot provide assurance that we are in full compliance with the Cole Memo or any other federal laws or regulations.

The Cole Memo

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in. We realize that there is a discrepancy between the laws in some states, which permit the distribution and sale of medical and recreational cannabis, from federal law that prohibits any such activities. The CSA makes it illegal under federal law to manufacture, distribute, or dispense cannabis. Many states impose and enforce similar prohibitions. Notwithstanding the federal ban, as of the date of this filing, twenty-three states and the District of Columbia have legalized certain cannabis-related activity.

In light of these developments, DOJ Deputy Attorney General James M. Cole issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA. The Cole Memo guidance applies to all of DOJ’s federal enforcement activity, including civil enforcement and criminal investigations and prosecutions, concerning cannabis in all states.

The Cole Memo reiterates Congress’s determination that cannabis is a dangerous drug and that the illegal distribution and sale of cannabis is a serious crime that provides a significant source of revenue to large-scale criminal enterprises, gangs, and cartels. The Cole Memo notes that DOJ is committed to enforcement of the CSA consistent with those determinations. It also notes that DOJ is committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. In furtherance of those objectives, the Cole Memo provides guidance to DOJ attorneys and law enforcement to focus their enforcement resources on persons or organizations whose conduct interferes with any one or more of the following important priorities (the “Enforcement Priorities”):

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Preventing the distribution of cannabis to minors;

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Preventing revenue from the sale of cannabis from going to criminal enterprises, gangs, and cartels;

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Preventing the diversion of cannabis from states where it is legal under state law in some form to other states;

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Preventing state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

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Preventing violence and the use of firearms in the cultivation and distribution of cannabis;

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Preventing drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;

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Preventing the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and

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Preventing cannabis possession or use on federal property.

Deputy Attorney General Cole is issuing supplemental guidance directing that prosecutors also consider the Enforcement Priorities with respect to federal money laundering, unlicensed money transmitter, and BSA offenses predicated on cannabis-related violations of the CSA.

FinCEN

The Financial Crimes Enforcement Network (“FinCEN”) provided guidance on February 14, 2014 about how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations. For purposes of the FinCEN guidelines, a “financial institution” includes any person doing business in one or more of the following capacities:

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Bank (except bank credit card systems);

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Broker or dealer in securities;

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Money services business;

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Telegraph company;

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Casino;

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Card club; and

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A person subject to supervision by any state or federal bank supervisory authority.

In general, the decision to open, close, or refuse any particular account or relationship should be made by each financial institution based on a number of factors specific to that institution. These factors may include its particular business objectives, an evaluation of the risks associated with offering a particular product or service, and its capacity to manage those risks effectively. Thorough customer due diligence is a critical aspect of making this assessment.

In assessing the risk of providing services to a cannabis-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

As part of its customer due diligence, a financial institution should consider whether a cannabis-related business implicates one of the Cole Memo priorities or violates state law. This is a particularly important factor for a financial institution to consider when assessing the risk of providing financial services to a cannabis-related business. Considering this factor also enables the financial institution to provide information in BSA reports pertinent to law enforcement’s priorities. A financial institution that decides to provide financial services to a cannabis-related business would be required to file suspicious activity reports.

While we believe we do not qualify as a financial institution in the United States, we cannot be certain that we do not fall under the scope of the FinCEN guidelines. We plan to use the FinCEN Guidelines, as may be amended, as a basis for assessing our relationships with potential tenants, clients and customers. As such, as we engage in financing activities, we intend to adhere to the guidance of FinCEN in conducting and monitoring our financial transactions. Because this area of the law is uncertain but expected to evolve rapidly, we believe that FinCEN’s guidelines will help us best operate in a prudent, reasonable and acceptable manner. There is no assurance, however, that our activities will not violate some aspect of the CSA. If we are found to violate the federal statute or any other in connection with our activities, our company could face serious criminal and civil sanctions.

Moreover, since the use of cannabis is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance and our stockholders may find it difficult to deposit their stock with brokerage firms.

State and Local Regulations

Where applicable, we will apply for state licenses that are necessary to conduct our business in compliance with local laws. As of the date of this Annual Report, our subsidiary, ACS Corp., has registered with Colorado’s Marijuana Enforcement Division (the “MED”) as an approved vendor. On September 8, 2014, ACS was registered as a MED approved vendor. On March 11, 2015, GCS was registered as a MED approved vendor.

Local laws at the city, county and municipal level add an additional layer of complexity to legalized cannabis. Despite a state’s having adopted legislation legalizing cannabis, cities, counties and municipalities, within the state seem to have the ability to otherwise restrict cannabis activities, including but not limited to cultivation, retail or consumption.

Zoning sets forth the approved use of land in any given city, county or municipality. Zoning is set by local governments and may otherwise be restricted by state laws, for example, under certain state laws a seller of liquor may not be allowed to operate within 1,000 feet of a school. There are and or will be similar restrictions imposed on cannabis operators, which will restrict how and where cannabis operations can be located and the manner and size of which they can grow and operate. Additionally, zoning is subject to change, properties can be re-zoned and a given zoning may be withdrawn. How properties are zoned will have a direct impact on our business operations.

Employees

As of December 31, 2015, we had thirteen full time salaried employees and approximately 80 hourly employees.  None of our employees are members of a trade union. We believe that we maintain good relationships with our employees, and have not experienced any strikes or shutdowns and have not been involved in any labor disputes.

Corporate Contact Information

Our principal executive offices are located at 6565 E. Evans Avenue, Denver, Colorado 80224; Telephone No.: (303) 759-1300. Our website is located at http://www.generalcann.com. The content on our website is available for informational purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this Registration Statement.

Available Information

The public may read and copy any materials we file with the SEC, including our annual reports, quarterly reports, current reports, proxy statements, information statements and other information, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

About This Offering

Shares of Common Stock, $0.001 par value per share, offered by the Selling Stockholders:	10,000,000 shares

Shares of Common Stock, $0.001 par value per share, outstanding prior to this offering:	15,495,421 shares as of April 19, 2016

Shares of Common Stock, $0.001 par value per share, outstanding after this offering:	25,495,421 shares (assuming exercise in full of options held by the Selling Stockholders).

Use of proceeds:

We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders identified in this Prospectus. The Selling Stockholders will receive all net proceeds from the sale of the shares of our Common Stock offered by this Prospectus.

We will receive up to approximately $4,600,000 in proceeds from the exercise of the options already granted under the 2014 Plan if and to the extent that any such options are exercised by the Selling Stockholders. We would also receive proceeds from any exercise of options subsequently issued under the 2014 Plan.

Risk Factors:

An investment in our Common Stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section as well as other information set forth in this Prospectus, including our financial statements and related notes.

Dividend policy:	We have not paid any dividends on our Common Stock during the last three fiscal years, and we do not anticipate the declaration or payment of any dividends at any time in the foreseeable future.

OTCQB Symbol:	CANN

RISK FACTORS

You should carefully consider the risks described below before buying Common Stock offered in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our Common Stock could decline and you might lose all or part of your investment. We have had operating losses from time to time and cannot assure that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

In addition, we cannot assure prospective investors that we will continue operations or make a profit in the future. No purchase of Common Stock should be made by any person who cannot afford a total loss of his or her investment. In addition to the other information provided in this Prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any Common Stock. You should also consider similar information contained in our annual report on Form 10-K or other document filed by us with the SEC after the date of this Prospectus before deciding to invest in our securities. If required, we will include in any Prospectus supplement a description of those significant factors that could make the offering described therein speculative or risky.

Risks Related To Our Business

We have a limited operating history and may never be profitable.

Since we recently commenced operations under our new business plan, it is difficult for potential investors to evaluate our business. We will need to raise additional capital in order to fund our operations. There can be no assurance that such additional capital will be available to us on favorable terms or at all. There can be no assurance that we will be profitable or that the shares which may be sold in this offering will have any value.

A return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment would only occur if the Company’s stock price appreciates.

There is substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on a going concern basis which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We have incurred a loss since June 3, 2013 (Inception) resulting in an accumulated deficit of approximately $16,427,378 as of December 31, 2015 and further losses are anticipated in the development of our business.

Our ability to continue as a going concern is dependent upon our becoming profitable in the future and, or, obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. There is no guarantee that we will be successful in achieving these objectives.

If we are unable to obtain capital it may significantly restrict our proposed operations and growth plan.

We need capital to operate and fund our business plan. We do not know what the terms of any future capital raising may be, but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. Our failure to obtain the capital, which we require, may result in the slower implementation or curtailment of our business plan.

We may be required to recognize impairment charges that could materially affect our results of operations.

We assess our goodwill and other intangible assets, and our other long-lived assets as and when required by accounting principles generally accepted in the United States (“GAAP”) to determine whether they are impaired.  If they are impaired, we would record appropriate impairment charges.  It is possible that we may be required to record significant impairment charges in the future and, if we do so, our results of operations could be materially adversely affected.

Changes in accounting standards could affect our reported financial results.

New accounting standards that may be applicable to our financial statements, or changes in the interpretation of existing standards, could have a significant effect on our reported results of operations for the affected periods.

We may face continuing challenges in complying with the Sarbanes-Oxley Act.

Like many public companies, we face challenges in complying with the internal control requirements of the Sarbanes-Oxley Act (Section 404).  Under current frameworks, compliance in areas such as separation of duties, information system controls, and entity-level controls may prove problematic for a smaller reporting company with limited personnel and resources.  We may be required to incur on-going expense in order to comply with the law under current control frameworks.  These expenses may have a material adverse effect on our results of operations.

Risks Relating to Our Products, Our Services, and the Marijuana Industry

We may be unable to acquire the properties that are critical to our proposed business.

Our business plan involves the acquisition of real estate properties, which will be leased to participants in the marijuana industry. The zoning and operational restrictions on marijuana industry participants may limit the availability of properties suitable for this purpose. There can be no assurance that we will be able to obtain the capital needed to purchase any properties.

Our suppliers could fail to fulfill our orders, which would disrupt our business, increase our costs, harm our reputation and potentially cause us to lose customers.

We depend on third party suppliers to produce and timely ship our orders. Products purchased from our suppliers are resold to our customers. These suppliers could fail to produce products to our specifications or in a workmanlike manner and may not deliver the units on a timely basis. Any changes in our suppliers to resolve production issues could disrupt our ability to fulfill orders. Any changes in our suppliers to resolve production issues could also disrupt our business due to delays in finding new suppliers.

We may be unable to expand into new markets.

We intend to continue to pursue our aggressive growth strategy for the foreseeable future. Our continued growth and profitability depend on our ability to successfully realize our growth strategy by expanding both inside and outside the state of Colorado. We cannot assure that our efforts to expand into new markets, particularly in states where we do not currently operate, will succeed. In order to operate in new markets, we may need to modify our existing business model and cost structure to comply with local regulatory or other requirements, which may expose us to new operational, regulatory or legal risks. In addition, expanding into new states may subject us to unfamiliar or uncertain local regulations that may adversely affect our operations, for example, by applying, obtaining and/or maintaining appropriate licenses. Facilities we open in new markets may also take longer to reach expected revenue and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than facilities we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer preferences and spending patterns that are more difficult to predict or satisfy than our existing markets.

We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness.

 We may find it more difficult in new markets to hire, motivate and keep qualified personnel. We may need to augment our labor model to meet regulatory requirements and the overall cost of labor may be higher. As a result, these new facilities may be less successful and may not achieve target facility level profit margins at the same rate or at all. If any steps taken to expand our existing business model into new markets are unsuccessful, we may not be able to achieve our growth strategy and our business, financial condition or results of operations could be adversely affected.

Our future success depends on our ability to grow and expand our customer base.

Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance of our products and services and expanding our customer base. There can be no assurance that customers will purchase our products and/or services or that we will continue to expand our customer base. If we are unable to effectively market or expand our product and/or service offerings, we will be unable to grow and expand our business or implement our business strategy, which could materially impair our ability to increase sales and revenue.

Our failure to obtain capital may significantly restrict our proposed operations.

We need capital to operate and fund our business plan. We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. Our failure to obtain the capital, which we require, may result in the slower implementation or curtailment of our business plan.

Our proposed business is dependent on state laws pertaining to the marijuana industry.

Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

As of April 19, 2016, 23 states and the District of Columbia allow their residents to use medical marijuana. Voters in the states of Colorado and Washington approved and implemented regulations to legalize cannabis for adult recreational use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has made numerous statements indicating that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, any new administration that follows could change this policy and decide to stringently enforce the federal laws. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to the Company and its stockholders.

Marijuana remains illegal under federal law.

Despite the development of a legal marijuana industry under the laws of certain states, these state laws legalizing medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies marijuana as a Schedule-I controlled substance and makes marijuana use and possession illegal on a national level. The United States Supreme Court has ruled that it is the federal government that has the right to regulate and criminalize marijuana, even for medical purposes, and thus federal law criminalizing the use of marijuana preempts state laws that legalize its use.

The marijuana industry faces significant opposition.

It is believed by many that large well-funded businesses may have a strong economic opposition to the marijuana industry. For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana industry. Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

Potential customers, clients and tenants of the Company have difficulty accessing the service of banks, which may make it difficult for them to operate.

Since the use of marijuana is illegal under federal law, many banks will not accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the marijuana industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for potential customers, clients and tenants of the Company to operate.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. Furthermore, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

We operate in a highly competitive industry and potential competitors could duplicate our business model.

We are involved in a highly competitive industry where we compete with numerous other companies who offer products and services similar to those we offer. There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names. As a result, potential competitors could duplicate our business model with little effort. Some of our potential competitors may have significantly greater resources than we have, which may make it difficult for us to compete. There can be no assurance that we will be able to successfully compete against these other entities.

Risks Related to Management and Personnel

We are dependent on our management and members of our board of directors and the loss of any of our officers or directors could harm our business.

Our future success depends largely upon the experience, skill, and contacts of our officers and directors. The loss of the services of these officers or directors may have a material adverse effect upon our business.

We will be required to attract and retain top quality talent to compete in the marketplace.

 We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to successfully build our real estate, wholesale and consulting businesses.

Risks Related to the Market for the Company’s Stock

Since the market price for our common stock is volatile, investors may not be able to sell any of their shares at a profit.

The market price of our common stock has been highly volatile and the market has from time to time experienced significant price and volume fluctuations that are unrelated to our operating performance. Between August 15, 2013 and December 31, 2015 our closing stock price has ranged from a low of $0.52 per share to a high of $48.38 per share. Factors such as whether we are able to identify and purchase properties and government regulation may have a significant effect on the future market price of our common stock.

Our stockholders may experience significant dilution.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We may grant options to purchase shares of our common stock to our directors, employees and consultants. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

Furthermore, investors purchasing common stock sold in this offering will experience immediate dilution because the price per share of common stock in this offering is greater than the net tangible book value per share of the Company’s shares of common stock at the time of this offering.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares.

Trades of our common stock will be subject to Rule 15g-9 of the SEC which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

We do not intend to pay dividends.

We currently intend to retain future earnings, if any, to operate and expand our business, and we do not anticipate paying cash dividends on our Common Stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors. In addition, under certain of our loan agreements, we are not permitted to declare or pay any dividend or other distribution without the prior written consent of the lender. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

The Selling Stockholders will receive all proceeds from the sale of the shares of our Common Stock in this offering. We will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Stockholders.

However, we will receive proceeds of up to approximately $4,600,000 from the exercise of the stock options already granted under the 2014 Plan if and to the extent that any such options are exercised by the Selling Stockholders. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares. We would also receive proceeds from any exercise of options subsequently issued under the 2014 Plan.

SELLING STOCKHOLDERS

Under our 2014 Plan, a total of 10,000,000 shares of Common Stock were reserved for issuance upon the grant and exercise of options to “Employees” (defined under the 2014 Plan as employees of the Company, our parent and subsidiaries, who are not also directors thereof), and/or to non-“Employees”/Consultants as the administrator of the 2014 Plan shall elect.

Up to 625,000 shares of Common Stock upon exercise of options granted under the 2014 Plan to Robert Frichtel, our Chief Executive Officer. We do not know if he will use this reoffer prospectus in connection with the offer or sale of any shares of Common Stock, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such selling stockholder may resell all, a portion, or none of the shares that he may acquire pursuant to the 2014 Plan.

Up to 600,000 shares of Common Stock upon exercise of options granted under the 2014 Plan to Michael Feinsod, our Chairman of the Board of Directors. We do not know if he will use this reoffer prospectus in connection with the offer or sale of any shares of Common Stock, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such selling stockholder may resell all, a portion, or none of the shares that he may acquire pursuant to the 2014 Plan.

Up to 350,000 shares of Common Stock upon exercise of options granted under the 2014 Plan to Peter Boockvar, a director of the Company. We do not know if he will use this reoffer prospectus in connection with the offer or sale of any shares of Common Stock, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such selling stockholder may resell all, a portion, or none of the shares that he may acquire pursuant to the 2014 Plan.

Up to 1,403,150 shares of Common Stock upon exercise of options granted under the 2014 Plan to non-affiliates. We do not know if such persons will use this reoffer prospectus in connection with the offer or sale of any shares of Common Stock, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such selling stockholders may resell all, a portion, or none of the shares that they may acquire pursuant to the 2014 Plan. Several employees who received option grants did not maintain continuous employment with the Company for a full year, as was required by the terms of their respective grants. Thus, 172,000 previously granted options to certain employees were forfeited. These forfeited options remain available for future grants under the 2014 Plan.

Up to 7,193,850 shares of Common Stock upon exercise of options that may, in the future, be granted under the 2014 Plan. We do not know if such persons will use this reoffer prospectus in connection with the offer or sale of any shares of Common Stock, or, if this reoffer prospectus is so used, how many shares of Common Stock will be offered or sold. Such selling stockholders may resell all, a portion, or none of the shares that they may acquire pursuant to the 2014 Plan.

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholders in connection with the sale of such shares.

The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the Selling Stockholders and we have not independently verified this information. The Selling Stockholders are not making any representation that any shares covered by this Prospectus will be offered for sale. The Selling Stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock being registered.

Except as indicated below in the notes to the tables below, none of the Selling Stockholders held any position or office with us, nor are any of the Selling Stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of Common Stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with the Securities and Exchange Commission rules, and includes investment power with respect to shares and shares owned pursuant to warrants or options exercisable within 60 days. The number of shares presented as owned in the tables assumes that all warrants and options are fully exercised, and the “Number of Shares Beneficially Owned after the Offering” columns assume the sale of all shares offered.

The percentages of shares beneficially owned are based on 15,495,421 shares of our Common Stock issued and outstanding as of April 19, 2016, and is calculated by dividing the number of shares that person beneficially owns by the sum of (a) the total number of shares outstanding on April 19, 2016, plus (b) the number of shares such person has the right to acquire within 60 days of April 19, 2016.

We may require the Selling Stockholders to suspend the sales of the securities offered by this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading. The address of each Selling Stockholders listed below is c/o General Cannabis Corp., 6565 E. Evans Avenue, Denver, Colorado 80224.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% or Greater Stockholders:
BGBW, LLC / The List Consulting, LLC (1)	3,216,134	20.76%
GTC House
18 Station Road
Chesham Bucks HP5 1DH
United Kingdom

Directors and named executive officers:
Robert Frichtel (2)	1,625,000	10.08%
Hunter Garth (3)	665,000	4.25%
Michael Feinsod (4)	2,354,500	14.27%
Peter Boockvar (5)	350,000	2.21%
All officers and directors as a group (5 persons) (6)	4,984,500	28.27%

(1)	BGBW, LLC and The List Consulting LLC are under common control, and hold 2,500,000 and 716,134, respectively, shares of our common stock
(2)	Includes options to purchase 625,000 shares of common stock.
(3)	Includes options to purchase 165,000 shares of common stock.
(4)

Includes common stock beneficially owned by Mr. Feinsod and Infinity Capital.  Includes options to purchase 600,000 shares of common stock, 150,000 shares of common stock to be issued under the Feinsod Agreement, warrants to purchase 154,500 shares of common stock under the 10% Notes, and warrants to purchase 100,000 shares of common stock from the extension of the Dixie Option.

(5)	Includes options to purchase 350,000 shares of common stock.
(6)	Includes Shelly Whitson, Chief Financial Officer, who has options to purchase 90,000 shares of common stock.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell all or a portion of the shares of Common Stock on any market where our Common Stock may be listed or quoted (currently the OTCQB), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of Common Stock being offered for resale by this Prospectus may be sold by the selling security holders by one or more of the following methods:

•

block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

privately negotiated transactions;

•

market sales (both long and short to the extent permitted under the federal securities laws);

•

at the market to or through market makers or into an existing market for the shares;

•

through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

•

a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the Selling Stockholders of its options or shares of Common Stock to any pledgee, donee or other transferee, we will amend this Prospectus and the Registration Statement of which this Prospectus forms a part by the filing of a prospectus supplement or a post-effective amendment in order to have the pledgee, donee or other transferee in place of the Selling Stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of Common Stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell the shares of Common Stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the Selling Stockholders may pledge shares of Common Stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of Common Stock from time to time. Upon a sale of the shares of Common Stock, the Selling Stockholders intend to comply with the Prospectus delivery requirements under the Securities Act by delivering a Prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the Selling Stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this Registration Statement will be filed disclosing the name of any broker-dealers, the number of shares of Common Stock involved, the price at which the Common Stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and other facts material to the transaction. We and the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M.

All of the foregoing may affect the marketability of the Common Stock.

Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of Common Stock will be borne by the Selling Stockholders, the purchasers participating in such transaction, or both.

Any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this Prospectus.

LEGAL REPRESENTATION

The validity of the issuance of the Common Stock offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, at 61 Broadway, 32nd Floor, New York, New York 10006.

INTERESTS OF NAMES EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are incorporated by reference into this document:

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 25, 2015;

Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 13, 2015;

Our Current Reports on Form 8-K, filed with the SEC on April 6, 2016 and March 29, 2016 (excluding any portions thereof that are not deemed “filed” pursuant to the instructions to Form 8-K).

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus. Requests should be directed to our Chief Executive Officer, Mr. Robert Frichtel, by email address robert@generalcann.com.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In addition, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

General Cannabis

6565 E. Evans Avenue

Denver, Colorado 80224

Attn: Robert Frichtel

(303) 759-1300

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission under the Securities Act of 1933 a Registration Statement on Form S-8, of which this Prospectus forms a part, with respect to the shares being offered in this offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings (File No. 000-54457) are available to the public over the Internet at the SEC’s web site at www.sec.gov, and at our web site at www.generalcann.com. You may also read and copy any document we file at the SEC’s Public Reference Room. Copies of such material can be obtained from the Public Reference Room at prescribed rates.

Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each statement made in this Prospectus relating to such documents being qualified in all respect by such reference. For further information with respect to us and the securities being offered hereby, reference is hereby made to the Registration Statement, including the exhibits thereto.

Dealer Prospectus Delivery Obligation

You should rely only on the information incorporated by reference or contained in this Prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This Prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this Prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this Prospectus.

10,000,000

Shares of Common Stock

PROSPECTUS

April 25, 2016

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this document:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 25, 2015;

•

Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 13, 2015;

•

Our Current Reports on Form 8-K, filed with the SEC on April 6, 2016 and March 29, 2016 (excluding any portions thereof that are not deemed “filed” pursuant to the instructions to Form 8-K).

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In addition, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES.

Common Stock

We are authorized to issue 100,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is anticipated that dividends will not be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe for any additional shares which may be issued in the future. There are no conversion, redemption, sinking fund, or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

As of April 19, 2016 we had 15,495,421 shares of common stock issued and outstanding.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 7-108-402 of the Colorado Business Corporation Act provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. The articles of incorporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which the provision becomes effective. The Registrant’s articles of incorporation contain a provision that states that the Corporation may indemnify any director, officer, employee, fiduciary, or agent of the Corporation to the full extent permitted by the Colorado Business Corporation Act as in effect at the time of the conduct by such person.

Section 7-109-103 of the Colorado Business Corporation Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter, trustee of, or similar position with, another corporation or other entity or of any employee benefit plan (a “Director”) or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which the Director was a party, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation. The Registrant’s articles of incorporation do not contain any such limitation.

Section 7-109-102 of the Colorado Business Corporation Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director, against any obligation incurred with respect to a Proceeding, to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the Director conducted himself or herself in good faith and the Director reasonably believed, in the case of conduct in an official capacity with the corporation, that the Director’s conduct was in the corporation’s best interests and, in all other cases, the Director’s conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the Director had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit.

Section 7-109-105 of the Colorado Business Corporation Act authorizes a court of competent jurisdiction to order indemnification if it determines that the Director is (i) entitled to mandatory indemnification under Section 7-109-103 (in which case the court also shall order the Colorado corporation to pay the Director’s reasonable expenses incurred to obtain court-ordered indemnification) or (ii) fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the Director met the standard of conduct under Section 7-109-102 or was adjudged liable in an action by or in the right of the Registrant or on the basis that he derived an improper personal benefit (except that the indemnification in these circumstances is limited to the reasonable expenses incurred in connection with the Proceeding and reasonable expenses incurred to obtain court-ordered indemnification).

Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in its articles of incorporation, a Colorado corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Registrant’s articles of incorporation and bylaws provide that the Corporation may provide for indemnification of its officers, employees, fiduciaries, and agents to the same extent as its directors.

Section 7-109-104 of the Colorado Business Corporation Act authorizes a Colorado corporation to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the Director, officer, employee, fiduciary or agent undertakes in writing to repay the amount if it is a ultimately determined that such person did not meet the statutory standards of conduct and a determination is made that the facts then known to those making the determination would not preclude indemnification under the Colorado Business Corporation Act.

Section 7-109-106 of the Colorado Business Corporation Act provides that the determination that a Director or other person is entitled to indemnification or advancement of expenses under the Act is to be made by (i) the board of directors by a majority vote of those present at a meeting at which a quorum is present (and only those directors not parties to the Proceeding shall be counted in satisfying the quorum), (ii) if a quorum cannot be obtained, by a majority vote of a committee of the board, which shall consist of two or more directors not parties to the Proceeding (except that directors who are parties to the Proceeding may participate in the designation of the directors for the committee) or (iii) by the corporation’s shareholders. With respect to clauses (i) and (ii), if a quorum of the board cannot be obtained and a committee cannot be established (or even if quorum is obtained or a committee is designated), if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made under the Act must be made by independent legal counsel selected by a vote of the board or committee constituted in the manner contemplated in the preceding sentence or if a quorum cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors. Authorization of indemnification and advancement of expenses must be made in the same manner as the determination that indemnification or advancement of expenses is permissible; except that, if the determination that indemnification or advancement of expenses is permissible is made by independent legal counsel, authorization of indemnification and advancement of expenses is to be made by the body that selected such counsel.

The Company has entered into indemnification agreements with its Directors and Shelly Whitson, our Principal Accounting Officer.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

The options to purchase shares of our common stock were issued as enticement or incentive awards. These grants were exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 8.     EXHIBITS.

Exhibit Number	Exhibit
4.1*	General Cannabis Corp. (formerly Advanced Cannabis Solutions, Inc.) 2014 Equity Incentive Plan
5.1*	Opinion of Sichenzia Ross Friedman Ference LLP
23.1*	Consent of Hall and Company, Inc., Independent Registered Public Accounting Firm
23.2*	Consent of Hartley Moore Accountancy Corporation, Independent Registered Public Accounting Firm
23.3*	Consent of Sichenzia Ross Friedman Ference LLP (incorporated by reference to Exhibit 5.1)

*   filed herewith.

ITEM 9.     UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include, any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing previsions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, Colorado, on April 25, 2016.

GENERAL CANNABIS CORP.

By:	/s/ Robert L. Frichtel
Robert L. Frichtel
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1*	General Cannabis Corp. (formerly Advanced Cannabis Solutions, Inc.) 2014 Equity Incentive Plan
5.1*	Opinion of Sichenzia Ross Friedman Ference LLP
23.1*	Consent of Hall and Company, Inc., Independent Registered Public Accounting Firm
23.2*	Consent of Hartley Moore Accountancy Corporation, Independent Registered Public Accounting Firm
23.3*	Consent of Sichenzia Ross Friedman Ference LLP (incorporated by reference to Exhibit 5.1)

*   filed herewith.